Exhibit 99.1

FOR IMMEDIATE RELEASE

BTU International Raises Second Quarter Revenue Expectation

NORTH BILLERICA, Mass., June 17, 2014 — BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment to the electronics manufacturing and alternative energy markets, today raised revenue guidance for the second quarter of 2014.

Bookings during the quarter, primarily in the electronics assembly business, have been stronger and related revenue is expected to be higher than originally forecast. BTU International is currently estimating second quarter 2014 revenue to be in the range of $16.0 to $17.0 million versus the prior estimate of $14.0 to $15.0 million provided in its earnings release dated April 29, 2014. The company is scheduled to report its second quarter 2014 financial results on July 29, 2014.

About BTU International

BTU International is a global supplier and technology leader of advanced thermal processing equipment and processes to the electronics manufacturing and alternative energy markets. BTU equipment is used in the production of printed circuit board assemblies and semiconductor packaging as well as in the manufacturing of solar cells and nuclear fuel. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the company’s expected revenues for the second quarter of fiscal year 2014. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the acceptance of new products, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of June 17, 2014, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

Company Contact:

Peter Tallian

Chief Operating Officer

BTU International, Inc.

Phone: (978) 667-4111